Exhibit 99.1

NYSE: TRV

Travelers Reports Quarterly Records for Net and Operating Income per Diluted Share of $2.70 and $2.68, Respectively, as Compared to $0.78 and $0.72 in the Prior Year Quarter

Fourth Quarter Return on Equity and Operating Return on Equity of 15.9% and 16.8%, Respectively

Record Full Year Net Income per Diluted Share of $9.74 Generating Return on Equity of 14.6%

•             Fourth quarter net and operating income of $988 million and $981 million, respectively.

•             Written rate gains continued to exceed expected loss cost trends in all segments.

•             Net written premiums of $5.6 billion, up 5% from prior year quarter including the impact of Dominion acquisition.

•             Total capital returned to shareholders of $1.2 billion in the quarter, including $1.0 billion in share repurchases. Full year total capital returned to shareholders of $3.1 billion.

•             Increases in book value per share of 4% to $70.15 and adjusted book value per share of 12% to $66.41 from year-end 2012.

New York, January 21, 2014 — The Travelers Companies, Inc. today reported net income of $988 million, or $2.70 per diluted share, for the quarter ended December 31, 2013, compared to $304 million, or $0.78 per diluted share, in the prior year quarter. Operating income in the current quarter was $981 million, or $2.68 per diluted share, compared to $278 million, or $0.72 per diluted share, in the prior year quarter. The increase in net and operating income compared to the prior year quarter primarily resulted from lower catastrophe losses.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2013	2012	Change		2013	2012	Change
Net written premiums	$5,633	$5,385	5%		$22,767	$22,447	1%

Total revenues	$6,737	$6,477	4		$26,191	$25,740	2

Operating income	$981	$278	253		$3,567	$2,441	46
per diluted share	$2.68	$0.72	272		$9.46	$6.21	52
Net income	$988	$304	225		$3,673	$2,473	49
per diluted share	$2.70	$0.78	246		$9.74	$6.30	55

Diluted weighted average shares outstanding	363.4	385.3	(6)		374.3	389.8	(4)

GAAP combined ratio	87.7%	105.4%	(17.7	)pts	89.8%	97.1%	(7.3	)pts
Underlying GAAP combined ratio	91.2%	90.7%	0.5	pts	90.9%	93.0%	(2.1	)pts

Operating return on equity	16.8%	5.0%	11.8	pts	15.5%	11.0%	4.5	pts
Return on equity	15.9%	4.7%	11.2	pts	14.6%	9.8%	4.8	pts

	As of December 31,
	2013	2012	Change
Book value per share	$70.15	$67.31	4%

Adjusted book value per share	$66.41	$59.09	12

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Fourth quarter operating income of almost a billion dollars provided a very strong finish to an excellent 2013,” commented Jay Fishman, Chairman and Chief Executive Officer.  “For the full year, we achieved record levels of net and operating income per diluted share of $9.74 and $9.46, respectively.  Full year operating return on equity was 15.5%, driven by strong underwriting profitability, solid investment income and our capital management strategy, which permitted us to return more than $3 billion of capital to our shareholders in 2013.

“We continue to be very pleased with the execution of our business strategies.  In Business Insurance, our active pricing strategy improved profitability, as well as delivered meaningful written rate gains and higher retention levels.  Within the Financial, Professional & International segment, our Management Liability business continued to improve profitability and achieve written rate gains in excess of loss trend.  In International, our acquisition of Dominion closed on November 1, and we are on track with the integration.  We are also pleased with the profitability of our Personal Insurance business, particularly the improvement in Automobile. Finally, we launched our new auto product, Quantum 2.0, in October and are encouraged in these early days by the market receptivity.

“Our focus on delivering top-tier operating return on equity by generating appropriate returns on our products and right sizing capital has created significant shareholder value.  From the beginning of 2005 through the end of 2013, we have delivered an average annual operating return on equity of 13.1%, returned over $27 billion in capital to our shareholders through dividends and share repurchases, and grown book value per share at a compound annual growth rate of 9%. Total return to shareholders over that period, including dividends reinvested, exceeded 200%. We are encouraged by the strength of our 2013 results, and we remain committed to taking the steps necessary to continue to improve returns consistent with our long-held goal of producing mid-teens operating return on equity over time,” concluded Fishman.

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change
Underwriting gain (loss):	$689		$(338)		$1,027		$2,167		$507		$1,660
Underwriting gain (loss) includes:
Net favorable prior year reserve development	259		222		37		840		940		(100)
Catastrophes, net of reinsurance	(53)		(1,054)		1,001		(591)		(1,862)		1,271

Net investment income	702		689		13		2,716		2,889		(173)

Other, including interest expense	(31)		(79)		48		(104)		(281)		177
Operating income before income taxes	1,360		272		1,088		4,779		3,115		1,664
Income tax expense (benefit)	379		(6)		385		1,212		674		538
Operating income	981		278		703		3,567		2,441		1,126
Net realized investment gains after income taxes	7		26		(19)		106		32		74
Net Income	$988		$304		$684		$3,673		$2,473		$1,200

GAAP combined ratio	87.7%		105.4%		(17.7	)pts	89.8%		97.1%		(7.3	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.4	)pts	(4.0	)pts	(0.4	)pts	(3.7	)pts	(4.2	)pts	0.5	pts
Catastrophes, net of reinsurance	0.9	pts	18.7	pts	(17.8	)pts	2.6	pts	8.3	pts	(5.7	)pts

Underlying GAAP combined ratio	91.2%		90.7%		0.5	pts	90.9%		93.0%		(2.1	)pts

Net written premiums
Business Insurance	$2,873		$2,784		3%		$12,233		$11,872		3%
Financial, Professional & International Insurance	1,043		808		29		3,309		2,981		11
Personal Insurance	1,717		1,793		(4)		7,225		7,594		(5)
Total	$5,633		$5,385		5%		$22,767		$22,447		1%

Fourth Quarter 2013 Results

(All comparisons vs. fourth quarter 2012, unless noted otherwise)

Net and operating income of $988 million after-tax and $981 million after-tax, respectively, increased $684 million and $703 million, primarily due to lower catastrophe losses.

Underwriting results

•                  The GAAP combined ratio improved 17.7 points to 87.7% due to lower catastrophe losses (17.8 points) and higher net favorable prior year reserve development (0.4 points), partially offset by lower underlying underwriting margins (0.5 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from wind and hail storms in the Midwestern United States and Storm Xaver in the United Kingdom.

•                  The underlying GAAP combined ratio increased 0.5 points to 91.2% as Business Insurance improved while Personal Insurance and Financial, Professional & International Insurance were negatively impacted by higher levels of non-catastrophe weather-related losses and non-weather related property losses.

Net investment income of $562 million after-tax ($702 million pre-tax) increased modestly primarily due to higher private equity and real estate partnership returns in the non-fixed income portfolio, partially offset by lower reinvestment rates in the fixed income portfolio.

On November 1, 2013, the company acquired The Dominion of Canada General Insurance Company (Dominion) for an aggregate purchase price of approximately $1.034 billion.

Net written premiums of $5.633 billion increased 5% primarily due to the inclusion of Dominion within Financial, Professional & International Insurance, as well as higher net written premiums in Business Insurance. These increases were partially offset by lower net written premiums in Personal Insurance.

Full Year 2013 Results

(All comparisons vs. full year 2012, unless noted otherwise)

Net income of $3.673 billion after-tax increased $1.200 billion or 49%, primarily due to higher operating income. Operating income of $3.567 billion increased $1.126 billion, primarily reflecting improved underwriting results driven by lower catastrophe losses, a higher underlying underwriting gain, a $63 million benefit resulting from the resolution of prior year tax matters and a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding. These improvements were partially offset by lower net investment income and lower net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 7.3 points to 89.8% due to lower catastrophe losses (5.7 points) and higher underlying underwriting margins (2.1 points), partially offset by lower net favorable prior year reserve development (0.5 points).

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from tornado, wind and hail storms in several regions of the United States.

•                  The underlying GAAP combined ratio improved 2.1 points to 90.9%, primarily resulting from earned rate increases exceeding loss cost trends in each segment.

Net investment income of $2.186 billion after-tax ($2.716 billion pre-tax) decreased primarily due to lower reinvestment rates in the fixed income portfolio and lower real estate partnership returns in the non-fixed income portfolio.

Net realized investment gains of $106 million after-tax ($166 million pre-tax) increased primarily, due to an $87 million after-tax ($134 million pre-tax) gain in the second quarter related to a short position in U.S. Treasury futures contracts. The company closed this position by the end of the second quarter.

Net written premiums of $22.767 billion increased 1% reflecting the same factors discussed above for the fourth quarter.

Shareholders’ Equity

Shareholders’ equity of $24.796 billion was generally consistent with the end of the third quarter 2013 but decreased 2% from the end of 2012. Included in shareholders’ equity were after-tax net unrealized investment gains of $1.322 billion, compared to $1.559 billion at the end of the third quarter 2013 and $3.103 billion at the end of the prior year. These lower net unrealized investment gains resulted from increased interest rates. The company repurchased 11.4 million shares during the fourth quarter and 28.4 million shares during the full year under its existing share repurchase authorization at a total cost of $1.0 billion and $2.4 billion, respectively, leaving $4.759 billion of capacity under that authorization for future share repurchases. Statutory surplus was $21.123 billion, and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 21.3%, well within its target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.50 per share. This dividend is payable March 31, 2014, to shareholders of record as of the close of business on March 10, 2014.

Business Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change
Underwriting gain (loss):	$333		$(119)		$452		$936		$252		$684
Underwriting gain (loss) includes:
Net favorable prior year reserve development	121		120		1		325		467		(142)
Catastrophes, net of reinsurance	(41)		(439)		398		(285)		(794)		509

Net investment income	507		498		9		1,975		2,090		(115)

Other	23		9		14		158		40		118

Operating income before income taxes	863		388		475		3,069		2,382		687
Income tax expense	229		62		167		740		539		201
Operating income	$634		$326		$308		$2,329		$1,843		$486

GAAP combined ratio	88.9%		103.5%		(14.6	)pts	91.9%		97.4%		(5.5	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.9	)pts	(4.0	)pts	0.1	pts	(2.7	)pts	(4.0	)pts	1.3	pts
Catastrophes, net of reinsurance	1.3	pts	14.7	pts	(13.4	)pts	2.4	pts	6.8	pts	(4.4	)pts

Underlying GAAP combined ratio	91.5%		92.8%		(1.3	)pts	92.2%		94.6%		(2.4	)pts

Net written premiums by market
Select Accounts	$637		$657		(3)%		$2,724		$2,775		(2)%
Commercial Accounts	750		718		4		3,197		3,101		3
National Accounts	255		244		5		1,010		907		11
Industry-Focused Underwriting	620		599		4		2,645		2,554		4
Target Risk Underwriting	410		369		11		1,799		1,666		8
Specialized Distribution	202		198		2		858		870		(1)
Other	(1)		(1)		—		—		(1)		NM
Total	$2,873		$2,784		3%		$12,233		$11,872		3%

NM = Not Meaningful

Fourth Quarter 2013 Results

(All comparisons vs. fourth quarter 2012, unless noted otherwise)

Operating income of $634 million after-tax increased $308 million or 94%, primarily reflecting improved underwriting results driven by lower catastrophe losses and a higher underlying underwriting gain.

Underwriting results

•                  The GAAP combined ratio improved 14.6 points to 88.9% due to lower catastrophe losses (13.4 points) and higher underlying underwriting margins (1.3 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience related to the general liability product line, which was concentrated in excess coverages for accident years 2006 through 2012, reflecting more favorable legal and judicial environments than what the company previously expected. Catastrophe losses primarily resulted from wind and hail storms in the Midwestern United States.

•                  The underlying GAAP combined ratio improved 1.3 points to 91.5%, primarily resulting from earned rate increases exceeding loss cost trends and a decrease in the expense ratio.

Business Insurance net written premiums of $2.873 billion increased 3% primarily driven by continued increases in renewal rate change. Retention rates remained strong and higher than recent quarters. New business volumes decreased modestly from the prior year quarter. Net written premiums also benefited from positive exposure change at renewal and positive audit premiums, both of which were slightly higher than the prior year quarter.

Full Year 2013 Results

(All comparisons vs. full year 2012, unless noted otherwise)

Operating income of $2.329 billion after-tax increased $486 million or 26%, primarily reflecting improved underwriting results driven by lower catastrophe losses, a higher underlying underwriting gain, a $59 million after-tax ($91 million pre-tax) gain from the settlement of a legal proceeding and a $43 million benefit resulting from the resolution of prior year tax matters. These improvements were partially offset by lower net favorable prior year reserve development and lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 5.5 points to 91.9% due to lower catastrophe losses (4.4 points) and higher underlying underwriting margins (2.4 points), partially offset by lower net favorable prior year reserve development (1.3 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience related to the general liability product line for accident years 2012 and prior, the property product line for accident years 2010 through 2012 and the workers’ compensation product line for accident years 2008 and prior. Also included in net favorable prior year reserve development was a $42 million pre-tax ($27 million after-tax) charge that was precipitated by legislation in New York enacted in the first quarter 2013 related to the New York Fund for Reopened Cases for workers’ compensation. Catastrophe losses primarily resulted from tornado, wind and hail storms in several regions of the United States.

•                  The underlying GAAP combined ratio improved 2.4 points to 92.2%, primarily resulting from earned rate increases exceeding loss cost trends and a decrease in the expense ratio.

Business Insurance net written premiums of $12.233 billion, a record full year level, increased 3%, primarily driven by continued increases in renewal rate change. Retention rates remained strong, while new business volumes increased modestly from the prior year. Net written premiums also benefited from positive exposure change at renewal and positive audit premiums, although at lower levels than the prior year.

Financial, Professional & International Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change
Underwriting gain	$140		$88		$52		$499		$476		$23
Underwriting gain includes:
Net favorable prior year reserve development	102		69		33		306		298		8
Catastrophes, net of reinsurance	(10)		(45)		35		(56)		(50)		(6)

Net investment income	101		95		6		372		395		(23)

Other	7		5		2		22		26		(4)

Operating income before income taxes	248		188		60		893		897		(4)
Income tax expense	77		57		20		245		255		(10)
Operating income	$171		$131		$40		$648		$642		$6

GAAP combined ratio	85.0%		88.3%		(3.3	)pts	84.3%		84.1%		0.2	pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(10.7	)pts	(9.1	)pts	(1.6	)pts	(9.5	)pts	(9.8	)pts	0.3	pts
Catastrophes, net of reinsurance	1.0	pts	5.9	pts	(4.9	)pts	1.8	pts	1.7	pts	0.1	pts

Underlying GAAP combined ratio	94.7%		91.5%		3.2	pts	92.0%		92.2%		(0.2	)pts

Net written premiums by market
Bond & Financial Products	$551		$514		7%		$2,030		$1,924		6%
International	492		294		67		1,279		1,057		21
Total	$1,043		$808		29%		$3,309		$2,981		11%

Fourth Quarter 2013 Results

(All comparisons vs. fourth quarter 2012, unless noted otherwise)

Operating income of $171 million after-tax increased $40 million or 31%, primarily reflecting improved underwriting results driven by lower catastrophe losses and higher net favorable prior year reserve development.

Underwriting results

•                  The GAAP combined ratio improved 3.3 points to 85.0% due to lower catastrophe losses (4.9 points) and higher net favorable prior year reserve development (1.6 points), partially offset by lower underlying underwriting margins (3.2 points), primarily reflecting higher levels of large losses and non-catastrophe weather-related losses within International.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the surety line of business within Bond & Financial Products for accident years 2010 and prior, reflecting favorable resolutions on certain claims. Catastrophe losses primarily resulted from Storm Xaver in the United Kingdom.

•                  The underlying GAAP combined ratio increased 3.2 points to 94.7%, due to a higher underlying loss ratio reflecting higher levels of large losses and non-catastrophe weather-related losses within International as well as the inclusion of Dominion, partially offset by earned rate increases exceeding loss cost trends. The increase in the underlying loss ratio was partially offset by a lower expense ratio due to the inclusion of Dominion.

Financial, Professional & International Insurance net written premiums of $1.043 billion increased 29% as result of higher net written premiums in both Bond & Financial Products and International. Bond & Financial Products net written premiums of $551 million increased 7% primarily due to a change in a reinsurance program as well as continued strong retention rates and renewal rate increases in management liability. International net written premiums of $492 million increased 67% primarily due to the inclusion of Dominion.

Full Year 2013 Results

(All comparisons vs. full year 2012, unless noted otherwise)

Operating income of $648 million after-tax increased $6 million or 1%, primarily reflecting improved underwriting results driven by a higher underlying underwriting gain. This improvement was mostly offset by lower net investment income.

Underwriting results

•                  The GAAP combined ratio of 84.3% was essentially unchanged from the prior year.

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the fourth quarter, as well as better than expected loss experience in the surety line of business in Canada and the marine line of business in the company’s operations at Lloyd’s within International. Catastrophe losses primarily resulted from the same factor discussed above for the fourth quarter as well as from flooding in Alberta, Canada.

•                  The underlying GAAP combined ratio improved 0.2 points to 92.0%, primarily resulting from earned rate increases exceeding loss cost trends, partially offset by a higher level of large losses and higher non-catastrophe weather-related losses.

Financial, Professional & International Insurance net written premiums of $3.309 billion increased 11%, primarily driven by the same factors discussed above for the fourth quarter.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2013		2012		Change		2013		2012		Change
Underwriting gain (loss):	$216		$(307)		$523		$732		$(221)		$953
Underwriting gain (loss) includes:
Net favorable prior year reserve development	36		33		3		209		175		34
Catastrophes, net of reinsurance	(2)		(570)		568		(250)		(1,018)		768

Net investment income	94		96		(2)		369		404		(35)

Other	36		14		22		103		66		37

Operating income before income taxes	346		(197)		543		1,204		249		955
Income tax expense (benefit)	109		(83)		192		366		32		334
Operating income (loss)	$237		$(114)		$351		$838		$217		$621

GAAP combined ratio	86.9%		115.2%		(28.3	)pts	88.9%		101.9%		(13.0	)pts

Impact on GAAP combined ratio
Net favorable prior year reserve development	(2.0	)pts	(1.8	)pts	(0.2	)pts	(2.8	)pts	(2.3	)pts	(0.5	)pts
Catastrophes, net of reinsurance	0.1	pts	30.1	pts	(30.0	)pts	3.4	pts	13.4	pts	(10.0	)pts

Underlying GAAP combined ratio	88.8%		86.9%		1.9	pts	88.3%		90.8%		(2.5	)pts

Net written premiums
Agency Automobile(1)	$765		$822		(7)%		$3,258		$3,527		(8)%
Agency Homeowners & Other(1)	913		934		(2)		3,805		3,909		(3)
Direct to Consumer	39		37		5		162		158		3
Total	$1,717		$1,793		(4)%		$7,225		$7,594		(5)%

(1) Represents business sold through agents, brokers and other intermediaries and excludes direct to consumer.

Fourth Quarter 2013 Results

(All comparisons vs. fourth quarter 2012, unless noted otherwise)

Operating income was $237 million after-tax, compared to an operating loss of $114 million after-tax in the prior year quarter, primarily reflecting lower catastrophe losses.

Underwriting results

•                  The GAAP combined ratio improved 28.3 points to 86.9% due to lower catastrophe losses (30.0 points) and slightly higher net favorable prior year reserve development (0.2 points), partially offset by lower underlying underwriting margins (1.9 points).

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in Homeowners & Other for catastrophe losses incurred in accident year 2012 and liability losses for accident years 2009 through 2012.

•                  The underlying GAAP combined ratio increased 1.9 points to 88.8% primarily resulting from higher levels of non-catastrophe weather-related losses and non-weather related property losses as compared to a particularly low level of these losses in the prior year quarter, partially offset by earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other.

Personal Insurance net written premiums of $1.717 billion decreased 4%. Renewal premium change remained strong, and retention rates increased from recent quarters.  New business was higher than the prior year quarter due in part to the company’s new auto product, Quantum 2.0, which was introduced in 18 states by year-end.

Full Year 2013 Results

(All comparisons vs. full year 2012, unless noted otherwise)

Operating income of $838 million after-tax increased $621 million, primarily reflecting improved underwriting results driven by lower catastrophe losses, a higher underlying underwriting gain and higher net favorable prior year reserve development, partially offset by lower net investment income.

Underwriting results

•                  The GAAP combined ratio improved 13.0 points to 88.9% due to lower catastrophe losses (10.0 points), higher underlying underwriting margins (2.5 points) and higher net favorable prior year reserve development (0.5 points).

•                  Net favorable prior year reserve development was primarily driven by the same factors discussed above for the fourth quarter, as well as better than expected loss experience in Homeowners & Other for accident years 2011 and 2012 for non-catastrophe weather-related losses and non-weather related losses.

•                  The underlying GAAP combined ratio improved 2.5 points to 88.3%, primarily resulting from earned rate increases exceeding loss cost trends in both Automobile and Homeowners & Other, and lower non-catastrophe weather-related losses.

Personal Insurance net written premiums of $7.225 billion decreased 5%. Renewal premium change and retention rates remained strong and generally consistent with the prior year, while new business was lower than the prior year.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 21, 2014. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-748-8543 within the U.S. and 1-212-231-2915 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21698069 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the United States and selected International markets. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material company information.  Financial and other important information regarding the company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@TRV_Insurance) at https://twitter.com/TRV_Insurance.  In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in Canada, the United Kingdom and the Republic of Ireland, and on an international basis through Lloyd’s. The segment includes Bond & Financial Products as well as International.

Personal Insurance: The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the company’s share repurchase plans, expected margin improvement, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions;

•                  strategic initiatives, including initiatives, such as in Personal Insurance, to improve profitability and competitiveness; and

•                  the impact of its merger and acquisition transactions, including the acquisition of Dominion.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn (including, among other things, following a government shutdown or potential default), the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  within the United States, the company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the company and otherwise adversely impact its results;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products, including in Personal Insurance, or expand in targeted markets may not be successful and may create enhanced risks;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the company operates could adversely impact the company;

•                  the company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships, the company’s ability to conduct its business could be negatively impacted;

•                  the company is subject to a number of risks associated with its business outside the United States;

•                  new regulations outside of the U.S., including in the European Union, could adversely impact the company’s results of operations and limit its growth;

•                  acquisitions and integration of acquired businesses, including Dominion, may result in operating difficulties and other unintended consequences;

•                  changes to existing accounting standards may adversely impact the company’s reported results;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring or other underwriting criteria in the pricing and underwriting of insurance products could reduce the company’s future profitability;

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the company’s desired ratings from independent rating agencies, funding of the company’s qualified pension plan, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors; and

•                  the company may not achieve the anticipated benefits of its transactions or its strategic initiatives, including in Personal Insurance, or complete a transaction that is subject to closing conditions.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC).

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.  Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2013	2012	2013	2012

Operating income	$1,360	$272	$4,779	$3,115
Net realized investment gains	11	39	166	51
Net income	$1,371	$311	$4,945	$3,166

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2013	2012	2013	2012

Operating income	$981	$278	$3,567	$2,441
Net realized investment gains	7	26	106	32
Net income	$988	$304	$3,673	$2,473

	Twelve Months Ended December 31,
($ in millions, after-tax)	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	1	3	3	4	4	5	6
Operating income	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	32	36	173	22	(271)	101	8	35
Income from continuing operations	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	(439)
Net income	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Basic earnings per share
Operating income	$2.71	$0.72	$9.56	$6.27
Net realized investment gains	0.02	0.07	0.28	0.08
Net income	$2.73	$0.79	$9.84	$6.35

Diluted earnings per share
Operating income	$2.68	$0.72	$9.46	$6.21
Net realized investment gains	0.02	0.06	0.28	0.09
Net income	$2.70	$0.78	$9.74	$6.30

Reconciliation of Operating Income (Loss) by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2013	2012	2013	2012

Business Insurance	$634	$326	$2,329	$1,843
Financial, Professional & International Insurance	171	131	648	642
Personal Insurance	237	(114)	838	217
Total segment operating income	1,042	343	3,815	2,702
Interest Expense and Other	(61)	(65)	(248)	(261)
Total operating income	$981	$278	$3,567	$2,441

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327	866
Net realized investment gains (losses), net of tax	106	32	36	173	22	(271)	101	8	35	(28)
Preferred stock	—	—	—	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	—	—	—	(439)	88
Shareholders’ equity	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2013	2012	2013	2012

Annualized operating income	$3,924	$1,111	$3,567	$2,441
Adjusted average shareholders’ equity	23,360	22,433	23,004	22,158
Operating return on equity	16.8%	5.0%	15.5%	11.0%

Annualized net income	$3,950	$1,215	$3,673	$2,473
Average shareholders’ equity	24,804	25,655	25,099	25,192
Return on equity	15.9%	4.7%	14.6%	9.8%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2013

	Twelve Months Ended December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Dec. 31, 2013	13.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Loss) (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax except as noted)	2013	2012	2013	2012

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$483	$494	$1,918	$1,429
Pre-tax impact of catastrophes	(53)	(1,054)	(591)	(1,862)
Pre-tax impact of net favorable prior year loss reserve development	259	222	840	940
Pre-tax underwriting gain (loss)	689	(338)	2,167	507
Income tax expense (benefit) on underwriting results	254	(106)	725	211
Underwriting gain (loss)	435	(232)	1,442	296
Net investment income	562	556	2,186	2,316
Other, including interest expense	(16)	(46)	(61)	(171)
Operating income	981	278	3,567	2,441
Net realized investment gains	7	26	106	32
Net income	$988	$304	$3,673	$2,473

GAAP COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING GAAP COMBINED RATIO

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees and other to net earned premiums. The ratio of losses and loss expenses incurred to premiums earned and other underwriting expenses to net premiums written are defined and used in connection with statutory accounting.  The loss and LAE and the underwriting expense ratio are the GAAP equivalents to the statutory ratios, and they are calculated on the same basis as the statutory ratios.  In the opinion of the Company’s management, the loss and LAE ratio, the underwriting expense ratio and the combined ratio are important indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall profitability, respectively.

In the opinion of the Company’s management, the loss and LAE ratio, the underwriting expense ratio and the combined ratio are important indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business, and overall profitability, respectively.

Underlying GAAP combined ratio represents the GAAP combined ratio excluding the impact of net prior year reserve development and catastrophes.  In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic underwriting profitability and the variability of underwriting profitability caused by the unpredictable nature of catastrophes and loss reserve development.

Calculation of the GAAP Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2013	2012	2013	2012

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,327	$4,167	$13,307	$14,676
Less:
Policyholder dividends	5	12	35	46
Allocated fee income	46	38	159	124
Loss ratio numerator	$3,276	$4,117	$13,113	$14,506

Underwriting expense ratio
Amortization of deferred acquisition costs	$970	$977	$3,821	$3,910
General and administrative expenses (G&A)	977	929	3,757	3,610
Less:
G&A included in Interest Expense and Other	3	6	20	23
Allocated fee income	63	52	236	199
Billing and policy fees and other	28	22	102	98
Expense ratio numerator	$1,853	$1,826	$7,220	$7,200

Earned premium	$5,851	$5,639	$22,637	$22,357

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	56.0%	73.0%	57.9%	64.9%
Underwriting expense ratio	31.7%	32.4%	31.9%	32.2%
Combined ratio	87.7%	105.4%	89.8%	97.1%

(1)         For purposes of computing GAAP ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the International market and the Financial, Professional & International (FP&II) segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on International Net Written Premiums to International Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$495	$294	68%	$1,290	$1,057	22%
Impact of changes in foreign exchange rates	(3)			(11)
Net written premiums	$492	$294	67%	$1,279	$1,057	21%

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
($ in millions)	2013	2012	Change	2013	2012	Change

Net written premiums - holding foreign exchange rates constant	$1,046	$808	29%	$3,320	$2,981	11%
Impact of changes in foreign exchange rates	(3)			(11)
Net written premiums	$1,043	$808	29%	$3,309	$2,981	11%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2013	2012

Tangible shareholders’ equity	$19,543	$18,604
Goodwill	3,634	3,365
Other intangible assets	351	381
Less: Impact of deferred tax on other intangible assets	(54)	(48)
Adjusted shareholders’ equity	23,474	22,302
Net unrealized investment gains, net of tax	1,322	3,103
Shareholders’ equity	$24,796	$25,405

Common shares outstanding	353.5	377.4

Tangible book value per share	$55.29	$49.29
Adjusted book value per share	66.41	59.09
Book value per share	70.15	67.31

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	December 31,	December 31,
($ in millions)	2013	2012

Debt	$6,346	$6,350
Shareholders’ equity	24,796	25,405
Total capitalization	31,142	31,755
Net unrealized investment gains, net of tax	1,322	3,103
Total capitalization excluding net unrealized gain on investments, net of tax	$29,820	$28,652

Debt-to-capital ratio	20.4%	20.0%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	21.3%	22.2%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products sold to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.  For the Business Insurance segment, retention, renewal premium change and new business volumes exclude National Accounts and Business Insurance-Other.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844, or	860.277.0779
	Andrew Hersom
	860.277.0902